Exhibit 99.1

FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Erica Bartsch
	330 Hudson Street, 10th Floor		Sloane & Company
	New York, NY 10013		212-446-1875
IR@mdc-partners.com

MDC Partners Extends Revolving Credit Facility

Company takes action to enhance financial flexibility

NEW YORK, NEW YORK  (June 1, 2020) – MDC Partners Inc. (the “Company”) (NASDAQ: MDCA) today announced that the Company has amended its existing senior secured revolving credit facility with Wells Fargo Capital Finance, LLC, as agent, extending the maturity date to February 3, 2022.

“We are pleased to have successfully extended our credit facility, particularly within this unprecedented environment,” said Mark Penn, Chairman and Chief Executive Officer of the Company. “We appreciate the support of our longstanding lending partners who recognized the underlying strength of our business in putting together this amendment, which ensures continued financial flexibility as we lead our clients through this period. Over the last year, we have significantly improved our operating performance, balance sheet strength, cash generation and go-to-market strategy. Despite global economic conditions in the quarter, we have maintained a net borrowing position of zero under the facility after taking into account cash on hand. Given all of this, echoing another CEO, I would say that MDC is indeed a ‘very valuable company at these prices.’”

For further information, please see the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2020.

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at mdc-partners.com and follow us on Twitter at twitter.com/mdcpartners.